Exhibit 10.1

CIG WIRELESS CORP.

2015 INCENTIVE BONUS PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Establishment. The CIG Wireless Corp. 2015 Incentive Bonus Plan (the “Plan”), as herein set forth and as may be amended from time to time, is effective as of March 20, 2015 (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to attract, retain and provide incentive compensation to employees of the Company or its Affiliates, by providing the opportunity to participate in the growth of the Company.

ARTICLE II

DEFINITIONS

2.1 Definitions. As used in this Plan the following terms have the meanings stated. The singular includes the plural, and the masculine gender includes the feminine and neuter genders, and vice versa, as the context requires.

“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) directly or indirectly controlled by the Company (or such other entity referenced herein in connection with the term “Affiliate”).

“Applicable Percentage” has the meaning, with respect to a given Participant, assigned to such term in such Participant’s Award Agreement; provided, however, that, except as otherwise provided in a Participant’s Award Agreement, each Participant’s Applicable Percentage shall be re-calculated each time: (x) there is a forfeiture or cancellation of an Award (prior to a Realization Event) so that each such Participant’s Applicable Percentage shall be increased by its pro rata portion (disregarding the Applicable Percentage of the forfeited or cancelled Award) of the Applicable Percentage of the forfeited or cancelled Award (i.e., pro-rata accretion); and (y) there is a grant of a new Award so that each such Participant’s Applicable Percentage shall be decreased by a percentage equal to the product of such Participant’s Applicable Percentage (prior to the grant of the new Award) multiplied by the Applicable Percentage of the new Award (i.e., pro-rata dilution).

“Award” means an award of a Plan Bonus under the Plan.

“Award Agreement” means the written agreement entered into between a Participant and the Company evidencing the award of a Plan Bonus.

“Board” means the Board of Directors of the Company or the Committee.

“Bonus Expiration Date” has the meaning assigned to such term in Section 4.2.

“Cause” means, with respect to a Participant, unless otherwise defined in a written employment agreement between such Participant and the Company or its Affiliates in effect on the date of such Participant’s Award Agreement, (i) such Participant’s indictment for, or conviction or entry of a plea of guilty or nolo contendere to (A) any felony or (B) any crime (whether or not a felony) involving moral turpitude, fraud, theft, breach of trust or other similar acts, (ii) such Participant’s being or having been engaged in conduct constituting breach of fiduciary duty, willful misconduct or negligence relating to the Company or its Affiliates or the performance of such Participant’s duties, (iii) such Participant’s willful failure to (A) follow a reasonable and lawful directive of the Company or its Affiliates or (B) comply with any written rules, regulations, policies or procedures of the Company or its Affiliates, (iv) such Participant’s breach of the Plan or such Participant’s Award Agreement or any other written agreement with the Company or its Affiliates, including, without limitation, any applicable non-competition, non-solicitation and confidentiality agreement between such Participant and the Company or its Affiliates, (v) such Participant’s failure to perform at a level of effort or results commensurate with such Participant’s responsibilities, other than as a result of permanent disability or (vi) such Participant’s deliberate and continued failure to perform his or her material duties to the Company; which in the case clause (v) or (vi) hereof, is not cured by such Participant within ten (10) days of receipt of written notice thereof from the Company or its Affiliates specifying the particulars of the conduct constituting Cause.

“Certificate of Designations” means the Certificate of Designation, Preferences and Rights of Series A-1 Non-Convertible Preferred Stock and Series A-2 Convertible Preferred Stock of CIG Wireless Corp., dated August 1, 2013.

“Closing Date” means the date of the consummation of a Realization Event.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any similar committee.

“Company” means CIG Wireless Corp. and any successor thereof.

“Confidential Information” has the meaning assigned to such term in Section 6.1.

“Continuing Service Conditions” has the meaning assigned to such term in Section 4.4.

“Fir Tree Investors” means Fir Tree Capital Opportunity (LN) Master Fund, L.P. and Fir Tree REF III Tower LLC.

“Funding Agreement” means that certain Funding Agreement, dated as of March 20, 2015, by and among the Company and the Fir Tree Investors.

“Good Reason” means, with respect to a given Participant, unless otherwise defined in a written employment agreement between such Participant and the Company or its Affiliates in effect on the date of such Participant’s Award Agreement, (i) a material reduction in such Participant’s base salary, (ii) a material diminution in such Participant’s duties, (iii) such Participant being required to relocate to a principal place of employment more than fifty (50) miles from such Participant’s current principal place of employment with the Company or its Affiliates (other than any relocation required in connection with a relocation of the Company’s corporate headquarters), (iv) a material breach by the Company or any of its Affiliates of any written agreement with such Participant; which in the case of clauses (i), (ii), (iii) or (iv) hereof, is not cured by the Company or its Affiliates within ten (10) days of its receipt of written notice thereof from such Participant specifying the particulars of the conduct constituting Good Reason; provided that such Participant gives such notice to the Company within thirty (30) days of the first occurrence of such event; otherwise, Good Reason shall be deemed waived with respect to such event.

“Holdback Amount” has the meaning assigned such term in Section 4.3.

“Holdback Charge” has the meaning assigned to such term in Section 4.3.

“Holdback Payment Date” has the meaning assigned to such term in Section 4.3.

“Indemnification Agreement” means that certain Indemnification and Joinder Agreement, dated as of March 20, 2015, by and among Vertical Bridge Acquisitions, LLC, a Delaware limited liability company (“Parent”), Vertical Steel Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of Parent, the Company, and the Fir Tree Investors.

“Indemnity Claims” has the meaning assigned to such term in Section 4.3.

“MIP Replacement Agreement” means any agreement between the Company and an employee or other service provider of the Company, other than an Award under the Plan, pursuant to which the Company agreed to pay a stay bonus or other bonus to such employee or other service provider in lieu of, and to replace, a grant of restricted stock that was awarded under the special management incentive program established under the Company’s 2014 Equity Incentive Plan, including without limitation any and all such agreements dated January 27, 2015.

“Participant” means a Service Provider who has been awarded the right to receive a Plan Bonus.

“Payment” has the meaning assigned to such term in Section 8.7.

“Plan Bonus” means an award pursuant to Article IV of the Plan.

“Plan Bonus Pool” means an amount equal to the percentage of the Total Net Proceeds of a Realization Event set forth on Exhibit A; provided, however, if there are no outstanding Awards at the time of a Realization Event, then the Plan Bonus Pool shall be zero and have no value.

“Realization Event” means the consummation, simultaneous with or after the redemption or sale of a majority of the Series A-1 Preferred Stock held by the Fir Tree Investors, but in all events on or prior to the Bonus Expiration Date, of one or more of the following events pursuant to which the consideration received by the Fir Tree Investors (other than consideration received for Series A-1 Preferred Stock) is comprised of at least fifty percent (50%) cash: (i) a sale (whether by sale, merger, consolidation or other similar business combination), in one or more transactions, of more than fifty percent (50%) of the aggregate voting power of the equity securities of the Company to one or more third-parties that are not Affiliates of the Fir Tree Investors; or (ii) a sale or other disposition, in one or more transactions, of all or substantially all of the assets of the Company to one or more third-parties that are not Affiliates of the Fir Tree Investors; provided that such event also constitutes a “change in control event” within the meaning of Section 409A.

“Release” has the meaning assigned to such term in Section 4.2.

“Restrictive Covenants” has the meaning assigned to such term in Section 6.1.

“Section 409A” has the meaning assigned to such term in Section 8.7.

“Section 280G” has the meaning assigned to such term in Section 8.7.

“Series A-1 Preferred Stock” means the Company’s Series A-1 Nonconvertible Preferred Stock.

“Series A-2 Preferred Stock” means the Company’s Series A-2 Convertible Preferred Stock.

“Service Provider” means an employee of the Company or any of its Affiliates or a member of the Board.

“Total Net Proceeds” means, with respect to a Realization Event, the difference of: (x) the value of all cash, securities, or any other form of consideration paid or payable, directly or indirectly, by the acquiring party(ies) to the Fir Tree Investors in consideration of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock in the Realization Event; minus: (y)(i) the purchase price paid by the Fir Tree Investors in respect of the Series A-1 Preferred Stock and Series A-2 Preferred Stock, (ii) all accrued and unpaid dividends owing to the Fir Tree Investors in respect of the Series A-1 Preferred Stock and the Series A-2 Preferred Stock as of the Realization Event, (iii) all accrued and unpaid interest thereon, of any outstanding indebtedness owing to the Fir Tree Investors as of the Realization Event, (iv) fees and expenses of any legal, financial, tax or other advisors to each of the Company (including the Board or any committees thereof) and the Fir Tree Investors, (v) taxes (other than income taxes), fees, expenses, and other costs payable by the Company or the Fir Tree Investors in connection with the Realization Event, including, without limitation, sale bonuses, severance payments, stay-bonuses and other compensation payable to employees by reason of a Realization Event that are incurred by the Company or the Fir Tree Investors, other than compensation paid pursuant to a MIP Replacement Agreement (all of the items in clauses (iv) and (v) are referred to herein as the “Other Expenses”); and (vi) all amounts funded in escrow by the Fir Tree Investors pursuant to the Funding Agreement. For avoidance of doubt, in determining Total Net Proceeds, (A) the Plan Bonus (including any Holdback Amount) shall be deducted from the amount in clause (x), and (B) any compensation paid pursuant to a MIP Replacement Agreement shall not be deducted from the amount in clause (x). The amount of Other Expenses shall be as reasonably determined by a majority of the non-management members of the Board prior to the Closing Date. In the case of a Realization Event that is an asset purchase transaction, the amount in clause (x) shall include the amount of any indebtedness of the Company that is assumed by an acquirer and there shall be subtracted from the amount thereof the amount of any liabilities of the Company (other than trade payables and similar liabilities arising in the ordinary course of the Company’s business) as of the date of the Realization Event that are not assumed by the acquirer in connection therewith. The amount in clause (x) shall include any amounts deposited in escrow to support indemnity obligations or working capital purchase price adjustments, but not any earn-outs or other contingent or future payments which become payable based upon performance.

ARTICLE III

ADMINISTRATION

3.1 Administration. The Plan shall be administered by the Board. The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. All decisions made by the Board pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants.

ARTICLE IV

AWARDS

4.1 Individual Awards. Prior to a Realization Event, the Board may from time to time award Service Providers the right to receive a Plan Bonus, subject to the terms and conditions of the Plan. To accept such Award, a Participant shall be required to execute an Award Agreement setting forth such Participant’s Applicable Percentage of the Plan Bonus Pool and such other terms and conditions as the Board deems appropriate.

4.2 Eligibility and Conditions. Notwithstanding anything in this Plan to the contrary, in order for a Participant to be paid a Plan Bonus under the Plan: (a) such Participant must satisfy the applicable Continuing Service Conditions; (b) a Realization Event must occur on or prior to December 31, 2017, or such earlier or later date that a majority of the non-management members of the Board shall determine prior to the Closing Date (as applicable, the “Bonus Expiration Date”); (c) such Participant must execute and deliver a general release substantially in the form attached as Exhibit B hereto (the “Release”); and (d) such Participant must comply with the confidentiality, non-solicitation, cooperation and other covenants, as applicable, set forth in Article VI below. If a Realization Event does not occur on or prior to the Bonus Expiration Date, for any reason or for no reason, or if any other conditions are not satisfied with respect to a Participant at the time a Plan Bonus would otherwise be payable hereunder (but for such condition(s)), the Award Agreement with respect to each such Participant will automatically terminate and be void and of no further effect, and neither the Company nor any stockholder will have any liability to such Participant(s) with respect to a Plan Bonus.

4.3 Payment. With respect to a given Participant, in the event that the eligibility and conditions set forth in Section 4.2 are met as of the Closing Date, then except as otherwise provided in an Award Agreement: (a) seventy-five percent (75%) of such Participant’s Plan Bonus shall be paid to such Participant by the Company on the Closing Date; and (b) twenty-five percent (25%) of such Participant’s Plan Bonus (the “Holdback Amount”) shall be held back and paid to such Participant by the Company on the second anniversary of the Closing Date (the “Holdback Payment Date”); provided, however, the Holdback Amount payable to such Participant shall be reduced, but not below zero, by a portion (the “Holdback Charge”) of any payments made by the Fir Tree Investors pursuant to the indemnification obligations of the Fir Tree Investors under the definitive agreement governing the Realization Event or any stockholder appraisal rights on or prior to the Holdback Payment Date (the “Indemnity Claims”). Such Participant’s Holdback Charge shall be equal to the total amount of any Indemnity Claims multiplied by a percentage set forth in such Participant’s Award Agreement, as reasonably calculated by the Board.

4.4 Continuing Service Conditions. A Participant will satisfy the continuing service conditions (the “Continuing Service Conditions”) provided that such Participant remains in continuous employment with the Company or its Affiliates through the Closing Date or such Participant’s employment is terminated prior to the Closing Date by the Company without Cause, by such Participant for Good Reason or due to death or disability.

ARTICLE V

CANCELLATION AND FORFEITURE

5.1 Cancellation and Forfeiture. Notwithstanding anything in this Plan to the contrary:

(a) Upon (i) a Participant’s violation (before or after the Closing Date) of the confidentiality, non-solicitation, cooperation or other covenants, as applicable, set forth in Article VI, or (ii) the termination of a Participant’s employment (before or after the Closing Date) by the Company or its Affiliates for Cause or a Participant’s voluntary termination of employment with the Company or its Affiliates without Good Reason (or with Good Reason, but at the time of such termination circumstances constituting Cause (whether or not then known) exist), then except as otherwise provided in such Participant’s Award Agreement, such Participant’s Award Agreement (including without limitation any Plan Bonus or Holdback Amount payable thereunder) shall be automatically and immediately cancelled without compensation or further liability to such Participant.

(b) Any Plan Bonus cancelled and forfeited hereunder prior to the occurrence of a Realization Event shall remain in the Plan Bonus Pool and, except as otherwise provided in an Award Agreement, be re-allocated to the then remaining Participants by operation of the re-calculation of their respective Applicable Percentages pursuant to the definition thereof and a corresponding adjustment to the respective Holdback Charges. Any Plan Bonus amount that is cancelled and forfeited and not re-allocable to the then remaining Participants, or otherwise forfeited or not payable pursuant to the terms of the Plan or any Award Agreement, including without limitation any forfeited Holdback Amount, or any other amount contributed to the Plan Bonus Pool and not payable pursuant to the terms of the Plan or any Award Agreement (as in effect at the time of a Realization Event), shall, upon written notice to the Company, be promptly paid by the Company to the Fir Tree Investors.

ARTICLE VI

CONFIDENTIALITY, NON-SOLICITATION, AND COOPERATION

6.1 Confidentiality and Non-Solicitation. By acceptance of an Award, each Participant acknowledges that by virtue of his or her employment with the Company or its Affiliates, he or she from time to time may obtain confidential and proprietary information concerning the Company and its Affiliates and each of their respective businesses that is not readily available to the public, and that the Company and its Affiliates are entitled to protection against wrongful use of any of that information and that the Company would not offer the opportunity to receive a Plan Bonus but for the covenants contained in this Article VI (the “Restrictive Covenants”), which are made by Participants for the benefit of the Company and its Affiliates. Accordingly, Participants hereby agree that:

(a) While Participants are employed by the Company or its Affiliates and at all times thereafter, Participants shall, (i) treat confidentially and not disclose all or any portion of such Confidential Information (as defined below), or (ii) not use such Confidential Information for the benefit of themselves or any other Person. Participants acknowledge and agree that such Confidential Information is proprietary and confidential in nature and belongs to the Company and its Affiliates. If a Participant is requested or required to disclose (after such Participant has used his or her commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Company about such Participant’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process by a governmental authority), such Participant shall, and shall cause such Participant’s representatives to, provide the Company with prompt written notice of such request so that the Company may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Participant or such Participant’s representative may disclose only that portion of the Confidential Information which such Participant is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Participant shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed. Participants further agree that, from and after the date hereof, Participants and Participants’ representatives, upon the reasonable request of the Company, promptly will deliver to the Company all documents, or other tangible embodiments, constituting Confidential Information or other information with respect to the Company and its Affiliates. “Confidential Information” means (i) information of any nature and in any form which at the time concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by the Company or its Affiliates, including without limitation, business plans, tower lists, tower development plans, financial information, sales or marketing materials or strategies, contracts, form of contracts, abstracts, computer software, information relating to the properties, customer and supplier lists, formulae, know-how, processes, secrets and trade secrets, pricing information, business acquisition plans, and all other information relating to the operation of the Company and/or its Affiliates, whether tangible or intangible, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like; and (ii) all copies of any of the foregoing or any analyses, studies, reports, or properties that contain, are based on, or reflect any of the foregoing.

(b) While a Participant is employed by the Company or its Affiliates and for a one (1) year period thereafter, such Participant shall not, directly or indirectly, (i) solicit, induce, enter into any agreement with, or attempt to influence any individual who was an employee or consultant of the Company or its Affiliates at any time during the time such Participant was employed by the Company or its Affiliates, to terminate his or her employment relationship with the Company or its Affiliates or to become employed by such Participant or any individual or entity by which such Participant is employed or have any other relationship or (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or its Affiliates.

(c) All other promises or agreements of any kind that have been made by or between a Participant and the Company that relate to confidentiality, nondisclosure, intellectual property protection, non-solicitation, non-competition or classified information with the Company shall continue to apply in accordance with their terms (and the greater protection to the Company applies in the event of any conflict between this Article VI and such other agreements).

(d) The provisions of this Article VI may be assigned by the Company to the purchaser or other acquirer in connection with any transaction that results in a Realization Event (in which event the provisions of this Article VI shall continue to be binding upon Participants and shall be enforceable by the purchaser or other acquirer).

6.2 Cooperation. Participants acknowledge and agree that agreement to and compliance with the terms and conditions of this Section 6.2 is a material inducement for the Company to grant Awards and enter into Award Agreements in connection therewith. If any transaction involving the sale or other disposition of all or substantially all of the equity interests or assets of the Company or its Affiliates is proposed by the Board, or any other transaction that could result in a Realization Event is proposed by the Board, Participants shall support the transaction (and not take any action inconsistent with the transaction) and take all such action as may be reasonably requested by the Board or the Company’s management to cause the transaction to be consummated at the time and on the terms proposed by the Board, including, to the extent requested: (i) reviewing and commenting on confidential offering memoranda or similar documents; (ii) preparing projections; (iii) meeting with representatives of prospective purchasers and participating in management meetings; (iv) assisting in connection with the negotiation, documentation and consummation of the proposed transaction; and (v) executing and delivering such agreements and documents as are customary for similar transactions. No distribution shall be made by the Company to any Participant who has failed to comply in any material respect and after reasonable notice with the provisions of this Section 6.2, except to the extent any such compliance is waived in writing by the Board.

ARTICLE VII

AMENDMENT

7.1 Amendments. The Board may modify or amend the Plan at any time and from time to time as it, in its sole discretion, shall deem advisable or appropriate; provided, however, that in no event shall the Board amend the Plan (or any Award Agreement) in a manner that, directly or indirectly, adversely affects the rights of the Fir Tree Investors under the Plan or the Indemnification Agreement, including without limitation any amendment that, directly or indirectly, adversely affects any right of the Fir Tree Investors to payment pursuant to Section 5.1(b) of the Plan and any right of the Fir Tree Investors pursuant to the Indemnification Agreement (including without limitation any right of the Fir Tree Investors to indemnification thereunder). The Fir Tree Investors shall be a third-party beneficiary of this Section 7.1.

ARTICLE VIII

MISCELLANEOUS

8.1 No Effect Upon Benefits. By acceptance of any Award under the Plan, Participants agree that neither an Award nor any amount paid will affect the benefits under any benefit plan of the Company, nor shall an Award or any amount paid under the Plan be considered compensation for purposes of any other benefit plan or program of the Company.

8.2 No Right to Continued Employment or Service. The receipt of an Award shall not give any Participant any right to continue in the employ or service of the Company or its Affiliates, and the right to dismiss any Participant is specifically reserved to the Company. No employee or other person shall have any claim or right to be granted an Award under the Plan.

8.3 Awards Conditioned on Certain Agreements. Participation in the Plan and/or any Award hereunder may be subject to an employee’s execution of any agreement having such terms and conditions as the Board deems appropriate.

8.4 No Restriction on Issuance of Stock or Rights. Nothing contained herein shall limit or restrict the Board’s ability or right to grant, issue or award equity interests in the Company or to grant Awards to existing or new Participants.

8.5 Nontransferability. This Plan and Award Agreements hereunder shall inure to the sole benefit of, and be binding upon, the parties thereto and their respective heirs, legal representatives, successors and permitted assigns and shall not be construed as creating any rights enforceable by any person other than the parties thereto and their respective heirs, legal representatives, successors and permitted assigns. No rights or interest under the Plan or an Award Agreement shall be assignable by any Participant or the beneficiaries or legal representatives of any Participant, and any purported assignment in violation hereof shall be null and void.

8.6 No Rights as Shareholder. Nothing contained herein shall be deemed to convey to any Participant or other person the rights of a stockholder of the Company. Plan Bonuses shall not entitle any Participant to any dividend or voting rights or any other rights of a stockholder of the Company.

8.7 Taxes.

(a) The Company is authorized to withhold from any payment to be made under the Plan or an Award Agreement such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as the Company is required to comply with applicable laws and regulations. If you would otherwise be entitled to a distribution by the Company in respect of your Restricted Units and are indebted for borrowed money to the Company, or any of its Affiliates or Subsidiaries, and such indebtedness remains outstanding at the time that a distribution would be payable to you under the LLC Agreement, then the Board, in its absolute discretion, may elect to reduce the amount of the distribution to you, dollar for dollar, by the amount of such indebtedness (together with accrued and unpaid interest thereon, if any) in repayment thereof.

(b) This Plan is intended to comply with or be exempt from Section 409A of the Code such that no amount payable hereunder shall be subject to an “additional tax” within the meaning of Section 409A of the Code and regulations and guidance promulgated thereunder (“Section 409A”). To the extent that any provision in this Plan is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no amount payable hereunder shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent any amount payable under this Plan would be subject to any additional taxes or penalties imposed under Section 409A, the Board may, in its sole discretion, use reasonable efforts to reform the provisions of this Plan or any Award Agreement to the extent necessary so as to avoid such additional taxes or penalties. For purposes of Section 409A, each payment made under this Plan shall be treated as a separate payment. In no event may any Participant directly or indirectly designate the calendar year of any payment under the Plan, and in no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed under Section 409A on any Participant or any other person as a result of any payment made in accordance with the terms of this Plan.

(c) In the event any payments made or benefits provided to a Participant by the Company, whether or not pursuant to this Plan, or by any other person or entity, in connection with a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, including any Plan Bonus (each, a “Payment” and together the “Payments”) may be subject to a 20% excise tax imposed by Section 4999 of the Code, or may not be deductible by the Company (or an Affiliate) as a result of Section 280G of the Code, then the total Payments will be reduced to the greatest amount of Payments that could be made without giving rise to the excise tax or causing any portion of the Payments to be non-deductible as a result of Section 280G. Payments to a Participant will be reduced in the manner that the Company determines to have the least economic cost to such Participant and, if and to the extent that the economic cost of different orders of reduction is equivalent, Payments will be reduced in the inverse chronological order of when payment would have been made to a Participant until the necessary reduction has been achieved.

8.8 Unfunded Plan. All rights of a Participant or other person under this Plan shall represent an unfunded, unsecured obligation of the Company to provide deferred compensation. Any payments to a Participant or other person hereunder shall be paid from the general assets of the Company, and each Participant shall have the status of an unsecured general creditor of the Company with respect to any amounts payable under this Plan. Notwithstanding anything herein to the contrary, no stockholder of the Company shall have any liability with respect to the payment of any amounts hereunder.

8.9 Successors and Assigns. This Plan shall be binding upon the Company and its successors and assigns.

8.10 No Trust or Fiduciary Status. Nothing in this Plan shall establish any trust or similar arrangement with regard to the rights of the Participant, nor shall the Company or any officer, employee or service provider become a fiduciary with respect to this Plan for purposes of Employee Retirement Income Security Act of 1974, as amended, if applicable, or any state trust laws.

8.11 Enforcement. A party’s failure to enforce any provision or provisions of this Plan or an Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Plan or such Award Agreement. The rights granted parties under this Plan or an Award Agreement are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

8.12 No Promise of Employment. This Plan, any Award Agreement, and/or the grant of a Plan Bonus shall not constitute an employment agreement and shall not confer upon any Participant any right to continue in the employment of the Company or any of its Affiliates. Each Participant’s employment with the Company shall remain “at will” unless otherwise agreed to in a writing signed by an authorized representative of the Company.

8.13 Notice. All notices, requests, consents and other communications under the Plan or an Award Agreement will be in writing and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications under the Plan or an Award Agreement will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth below, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made. If directed to a Participant, any such notice shall be sent to the address on file with the Company, or to such other address as such Participant may specify in writing. If directed to the Company, any such notice shall be sent to the Company’s principal executive office, c/o the Company’s Secretary, or to such other address or person as the Company may specify in writing. A copy of all notices hereunder shall be given to the Fir Tree Investors at 505 Fifth Avenue, 23rd floor, New York, New York 10017, Attn: General Counsel (or such other address as the Fir Tree Investors shall direct in accordance with this Section 8.13).

8.14 Governing Law. The rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Nevada without regard to choice of law principles, except to the extent such laws are preempted by the Employee Retirement Income Security Act of 1974, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Plan to be executed in its name and on its behalf by its duly authorized officer as of this 20th day of March, 2015.

CIG WIRELESS CORP.

By:	/s/ Paul McGinn
Name: Paul McGinn
Title: Chief Executive Officer

EXHIBIT A

EXHIBIT B

RELEASE

WHEREAS, _________ (the “Employee”) and CIG Wireless Corp., a Nevada corporation (the “Company”) are parties to a letter agreement, dated as of ___________ (the “Agreement”), which provided for the payment of a Plan Bonus (as defined in the Agreement) under the terms and conditions of the Agreement; and

WHEREAS, as a condition to receiving the Plan Bonus, the Employee is required to execute and deliver this Release (this “Release”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration received or to be received in accordance with the terms of the Agreement, it is agreed as follows:

1. Without prejudice to enforcement of the covenants, promises and/or rights reserved herein, the Employee (on his own behalf and on behalf of his heirs and legal representatives) hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, each of its past, present and future direct and indirect affiliated entities, parents, subsidiaries, related companies and divisions and each of their respective past, present and future stockholders, trustees, members, partners, employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers), directors, officers employees, agents and attorneys (individually and in their official capacities), as well as any predecessors, future successors and assigns or estates of any of the foregoing (collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, whether under federal, state, local or foreign law, rule, regulation or otherwise, arising out of the Agreement, Employee’s employment by the Company or its Affiliates (as defined in the Bonus Plan), the special management incentive program established under the Company’s 2014 Equity Incentive Plan, or the Company’s 2015 Incentive Bonus Plan (the “Bonus Plan”), including, without limitation, under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act of 2009, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended, the Fair Labor Standards Act (“FLSA”), as amended, the Occupational Safety and Health Act of 1970 (“OSHA”), and the Sarbanes-Oxley Act of 2002, that the Employee now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Employee’s execution and delivery hereof. Anything to the contrary notwithstanding, nothing herein shall release the Company or any other Releasees from any claims or damages based on (i) any right the Employee may have to enforce this Release, (ii) any right or claim that arises from acts, omissions, events, circumstances or facts which will exist or occur after the date this Release is executed, (iii) any right the Employee may have to vested benefits or entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company or its Affiliates; (iv) any right the Employee may have to coverage, indemnification and/or advancement of legal expenses in accordance with applicable laws and/or in any contract, corporate document, or otherwise, between the Company or its Affiliates and the Employee, or any director & officer or other insurance plans or policies maintained by the Company or its Affiliates and applicable to the Employee; or (v) any right the Employee may have to obtain contribution as permitted by law in the event of entry of judgment against the Employee as a result of any act or failure to act for which the Employee, on the one hand, and the Company or any other Releasees, on the other hand, are jointly liable.

[To be inserted above: specific references to applicable state statutes, depending upon employee’s state of residence and/or situs of employment]

2. Subject to the Employee's execution and delivery of this Release upon the consummation of a Realization Event (as defined in the Bonus Plan), the Company shall pay or provide (as applicable) to the Employee the payments and benefits payable or required to be provided under the Agreement in connection with a Realization Event.

3. The Employee represents and acknowledges that in executing this Release he is not relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Company with regard to the subject matter of this Release.

4. This Release shall not in any way be construed as an admission by the Company or any of the Releasees that it or they have acted wrongfully.

5. Employee and the Company acknowledge and agree that:

(i) This Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the ADEA or other applicable laws, and further acknowledge and agree that this Release shall not be used to justify interfering with the Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release shall preclude the Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by the EEOC or similar federal or state agency, provided that even though the Employee may file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state government agency, by executing this Release the Employee is waiving the Employee’s ability to obtain relief of any kind from the Releasees to the extent permitted by law; and

(ii) Notwithstanding anything set forth in this Release to the contrary, nothing in this Release shall affect or be used to interfere with Employee’s protected right to test in any court, under the OWBPA, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Release.

6. If the Employee is employed in, or, was formerly employed in the State of California, the Employee additionally acknowledges that the Employee is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the general release which if known by him must have materially affected his settlement with the debtor.”

If the Employee is employed in, or, was formerly employed in the State of California, by signing this Release, the Employee hereby waives and relinquish all rights and benefits which the Employee may have under Section 1542 of the California Civil Code and under the law of any other state or jurisdiction to the same or similar effect.

7. Should any provision hereof be invalid or otherwise unenforceable under any law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of such law, and the remaining provisions of this Release will remain in full force and effect and be fully valid and enforceable.

8. The Employee is hereby advised and encouraged by the Company to consult with his own independent counsel before signing this Release. The Employee represents and agrees (i) that the Employee has, to the extent he desires, discussed all aspects of this Release with his attorney, (ii) that the Employee has carefully read and fully understands all of the provisions of this Release and (iii) that the Employee is voluntarily entering into this Release.

9. This Release shall be governed by, and construed in accordance with, the laws of the State of [insert state of residence], without giving effect to the conflict of laws principles thereof.

This Release is executed as of the ____ day of ____________, 20__.

[Employee]

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